Exhibit 99.1

Eton Pharmaceuticals Reports Second Quarter 2026 Financial Results

●	Record revenue, with Q2 2026 product sales of $37.6 million, representing 99% growth over Q2 2025
●	Q2 2026 fully diluted GAAP EPS of $0.35, non-GAAP fully diluted EPS of $0.43; EBITDA of $14.1 million, Adjusted EBITDA of $16.2 million
●	Raising full year revenue guidance, with 2026 revenue now expected to exceed $145 million, up from previous guidance of more than $120 million
●	Relaunched HEMANGEOL® May 1st, patient conversion completed ahead of schedule
●	Acquired late-stage product candidate ASN-001, expanding the Company’s infantile hemangioma franchise, and providing a potential high-value 2027 NDA submission
●	Submitted Prior Approval Supplement to the FDA to expand indication of KHINDIVI®, allowing for potential H1 2027 approval of expanded indication
●	Received FDA Fast Track designation for endocrinology development product AMGLIDIA®
●	Acquired U.S. commercialization rights to orphan drug IMPAVIDO®
●	Management to hold conference call today at 4:30pm ET

DEER PARK, Ill., August 13, 2026 (GLOBE NEWSWIRE) -- Eton Pharmaceuticals, Inc (“Eton” or “the Company”) (Nasdaq: ETON), an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases, today reported financial results for the quarter ended June 30, 2026.

“Eton reported another outstanding quarter, delivering 99% year-over-year revenue growth, reflecting the strength of our rare disease portfolio and the exceptional execution of our team. Our HEMANGEOL relaunch is off to a strong start, with the patient conversion completed ahead of schedule, positioning our therapy for continued momentum and furthering our mission to allow more infants with infantile hemangiomas to benefit from timely treatment. In addition, we further expanded our commitment to the infantile hemangioma community with the licensing of ASN-001, an exciting late-stage development program that is expected to further improve care and broaden treatment options for families, while potentially becoming the largest revenue opportunity in our pipeline. The rest of our portfolio continued to deliver in the quarter, with strong contributions from our entire pediatric endocrinology franchise, including the recently launched DESMODATM, and our metabolic products,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

“Given our first half performance and strong outlook for the remainder of the year, we’re pleased to again raise our annual revenue guidance and now expect at least $145 million of revenue this year. We are also raising our adjusted EBITDA guidance, which includes the additional expenses related to the ASN-001 transaction and development. We now expect to deliver an Adjusted EBITDA margin of at least 35%,” concluded Brynjelsen.

Second Quarter and Recent Business Highlights

Record revenues with 99% growth year-over-year. Eton reported second quarter 2026 revenues of $37.6 million, compared to $18.9 million in the prior year period, driven by the addition of sales from HEMANGEOL plus strong growth from across the portfolio.

HEMANGEOL relaunched successfully, ensuring continuity of care for patients and families. The Company relaunched HEMANGEOL in May, offering full Eton Cares patient support, which provides comprehensive access and affordability services including $0 copay for all eligible patients. The transition to Eton’s program exceeded expectations, with approximately 95% of existing patients successfully transitioned by the end of June.

Expanded presence in infantile hemangioma with licensing of product candidate ASN-001. Last week, Eton announced the licensing of product candidate ASN-001, which is under development for the treatment of moderate infantile hemangiomas. ASN-001 would complement Eton’s HEMANGEOL franchise and leverage the same commercial infrastructure. The Company plans to initiate a bioavailability study and anticipates a New Drug Application (“NDA”) submission upon the study’s completion in the second half of 2027. If approved, Eton believes ASN-001 offers the largest revenue opportunity in its pipeline.

Strong year-over-year growth in pediatric endocrinology portfolio. DESMODA, which launched in March, continues to see strong adoption and patient growth while the three other products in the Company’s pediatric endocrinology portfolio all posted strong year-over-year revenue growth in the second quarter. The Company's adrenal franchise, consisting of ALKINDI SPRINKLE and KHINDIVI, surpassed 600 active patients on therapy, reflecting continued confidence from pediatric endocrinologists. INCRELEX continued to deliver strong growth, driven by appropriate dose optimization and sustained treatment, reflecting the Company's commitment to helping patients achieve the best possible outcomes.

Completed KHINDIVI label expansion study and submitted Prior Approval Supplement (PAS) to the U.S. Food and Drug Administration (FDA) requesting expansion of indication. The new formulation of KHINDIVI successfully demonstrated bioequivalence to ALKINDI SPRINKLE, paving the way for a potential first half of 2027 approval. The Company believes the largest unmet need for an FDA-approved oral liquid hydrocortisone remains with children under age five, and that an expanded label would dramatically increase adoption.

Acquired exclusive U.S. commercialization rights to Orphan Drug IMPAVIDO. In June, Eton announced the acquisition of IMPAVIDO, a critical, life-saving medication, adding an additional 2026 product launch. The product is FDA-approved, and Eton expects to begin commercializing the product in September 2026.

Pediatric endocrinology development product candidate AMGLIDIA was granted Fast Track designation by FDA. The Fast Track designation is designed to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need. The Company plans to initiate a bioavailability study for the product later this month and remains on track to submit an NDA by the end of 2026, allowing for potential approval and launch in 2027.

Continued to advance Wilson disease franchise. In addition to a strong quarter of patient additions for GALZIN, the Company’s pilot study for product candidate ET-700, its proprietary, patent-pending, extended-release formulation of zinc acetate, is underway. The study is comparing ET-700 to GALZIN and placebo. If pilot study results are successful, Eton anticipates initiating a pivotal clinical study in early 2027.

Executed INCRELEX label harmonization study agreement with Clinical Research Organization; site preparation is underway. Earlier this year, Eton received clearance from the FDA to proceed with its proposed label harmonization study, designed to support an application to broaden the approved definition of severe primary IGF-1 deficiency (SPIGFD) to match the E.U. definition. If successful, this could increase the addressable population in the U.S. from an estimated 200 to 1,000 patients. The Company has initiated study preparation activities with a goal of having the first patients dosed by the end of 2026.

Guidance

The Company now expects 2026 revenues to exceed $145 million, an increase from prior guidance of more than $120 million. In addition, the Company now expects to report at least a 35% Adjusted EBITDA margin, an increase from prior guidance of at least 30%. The revised Adjusted EBITDA guidance is inclusive of a $3 million licensing payment for ASN-001 which will be expensed in the third quarter, incremental second half R&D expenses related to ASN-001’s bioavailability study, and a potential, one-time $4 million commercial milestone payment related to ALKINDI SPRINKLE sales performance, which may be triggered in the fourth quarter of 2026.

Second quarter Financial Results

Net Revenue: Total net revenue for the second quarter of 2026 was $37.6 million compared to $18.9 million in the prior year period, an increase of 99%, driven by the addition of revenue from HEMANGEOL, as well as year-over-year growth across the portfolio, in particular INCRELEX, ALKINDI SPRINKLE, GALZIN and Carglumic Acid. Second quarter 2026 revenue included $2.9 million of revenue from INCRELEX and GALZIN sales outside the United States.

Gross Profit: Gross profit for the second quarter of 2026 was $25.4 million compared with $11.9 million in the prior year period, an increase of 113%, primarily due to increased product sales.

Adjusted gross profit, which adjusts for the impact of acquired inventory step-up adjustments and intangible amortization, was $27.4 million in the second quarter of 2026, representing an adjusted gross margin of 73%, compared to adjusted gross profit of $14.1 million and adjusted gross margin of 75% in the prior year period. The decrease in adjusted gross margin in the second quarter of 2026 was due to higher INCRELEX sales outside the United States, which generates negative gross margin. The Company expects full year 2026 adjusted gross margin to exceed 70%, inclusive of the potential $4 million commercial milestone referred to above.

Research and Development (R&D) Expenses: R&D expenses for the second quarter of 2026 were $1.0 million compared to $3.7 million in the prior year period. The decrease was primarily due to the DESMODA NDA submission fee in the prior year period. The Company expects full year R&D expenses of between $10 and $14 million, with a significant increase in the second half of 2026 due to increased development activity, including the initiation of the INCRELEX label harmonization study, a $3 million expense related to the licensing of ASN-001, and incremental spending related to ASN-001’s planned bioavailability study.

General and Administrative (G&A) Expenses: G&A expenses for the second quarter of 2026 were $11.6 million compared to $9.7 million in the prior year period, an increase of 20%.

Adjusted G&A expense, which removes share-based compensation, depreciation, transaction-related costs, and other one-time expenses, was $10.2 million in the quarter, compared with $7.6 million in the prior year period. The increase was attributable to increased headcount to support the growth of the business as well as increased cost of FDA program fees as the Company no longer qualifies for the orphan fee exemption.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA): EBITDA for the second quarter of 2026 was $14.1 million compared to ($0.3) million in the prior year period.

Adjusted EBITDA for the second quarter of 2026 was $16.2 million or 43% of revenue, compared to $3.1 million or 16% of revenue in the prior year period.

Net Income/Loss: Net income for the second quarter of 2026 was $11.6 million or $0.35 per diluted share compared to a net loss of $2.6 million or $0.10 per basic and diluted share in the prior year period.

On a non-GAAP basis, the Company reported net income of $14.3 million or $0.43 per diluted share for the second quarter of 2026 compared to net income of $1.5 million, or $0.03 per diluted share in the prior year period.

For a reconciliation of GAAP net income/(loss) to Earnings Before Interest, Taxes, Depreciation and Amortization EBITDA (“EBITDA”), Adjusted EBITDA and adjusted Non-GAAP basic and fully diluted earnings per share to the most directly comparable GAAP financial measure, please see the tables below.

Cash Position: As of June 30, 2026, the Company had cash and cash equivalents of $26.8 million.

Conference Call and Webcast Information

As previously announced, Eton Pharmaceuticals will host its Second quarter 2026 conference call as follows:

Date:	August 13, 2026

Time:	4:30 p.m. ET (3:30 p.m. CT)

Participant Webcast Link:	Click Here

Participant Call Link:	Click Here

In addition to taking live questions from participants on the conference call, management will be answering emailed questions from investors. Investors can email questions to: investorrelations@etonpharma.com.

The live webcast can be accessed on the Investors section of Eton’s website at https://ir.etonpharma.com/. An archived webcast will be available on Eton’s website approximately two hours after the completion of the event and for 30 days thereafter.

* Conference call participants should register to obtain their dial-in and passcode details.  Please be sure to register using a valid email address.

About Eton Pharmaceuticals

Eton is an innovative pharmaceutical company focused on developing and commercializing treatments for rare diseases. The Company currently has eleven commercial rare disease products: KHINDIVI ®, INCRELEX®, ALKINDI SPRINKLE®, DESMODA™, GALZIN®, HEMANGEOL®, PKU GOLIKE®, IMPAVIDO® (September 2026 launch), Carglumic Acid, Betaine Anhydrous, and Nitisinone. The Company has five additional product candidates in late-stage development: ASN-001, AMGLIDIA®, ET-700, ET-800, and ZENEO® hydrocortisone autoinjector. For more information, please visit our website at www.etonpharma.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the expected ability of Eton to undertake certain activities and accomplish certain goals and objectives. These statements include but are not limited to statements regarding Eton’s business strategy, Eton’s plans to develop and commercialize its product candidates, the safety and efficacy of Eton’s product candidates, Eton’s plans and expected timing with respect to regulatory filings and approvals, and the size and growth potential of the markets for Eton’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Eton’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Eton’s development programs and financial position are described in additional detail in Eton’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Eton undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income/(loss), excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income/(loss). Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net income/(loss) as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

Investor Relations:
Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793

Eton Pharmaceuticals, Inc.

Condensed Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Revenues:
Product sales, net	$37,589	$18,928	$61,855	$32,924
Licensing revenue	—	—	—	3,286
Total net revenues	37,589	18,928	61,855	36,210

Cost of sales:
Product sales and royalties, net	12,176	7,004	21,707	13,600
Licensing revenue	—	—	—	825
Total cost of sales	12,176	7,004	21,707	14,425

Gross profit	25,413	11,924	40,148	21,785

Operating expenses:
Research and development	993	3,712	2,868	4,873
General and administrative	11,626	9,687	22,072	18,857
Total operating expenses	12,619	13,399	24,940	23,730

Income (loss) from operations	12,794	(1,475)	15,208	(1,945)

Other expense:
Interest and other expense, net	(1,076)	(1,044)	(1,916)	(2,072)

Income (loss) before income tax expense	11,718	(2,519)	13,292	(4,017)

Income tax expense	140	66	160	140

Net income (loss)	$11,578	$(2,585)	$13,132	$(4,157)
Net income (loss) per share, basic	$0.42	$(0.10)	$0.48	$(0.15)
Weighted average number of common shares outstanding, basic	27,642	26,893	27,444	26,889
Net income (loss) per share, diluted	$0.35	$(0.10)	$0.41	$(0.15)
Weighted average number of common shares outstanding, diluted	32,787	26,893	32,298	26,889

Eton Pharmaceuticals, Inc.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

	June 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,845	$25,942
Accounts receivable, net	24,886	11,757
Inventories, net	10,143	15,419
Prepaid expenses and other current assets	6,725	7,463
Total current assets	68,599	60,581

Property and equipment, net	352	326
Intangible assets, net	45,678	30,878
Operating lease right-of-use assets, net	1,114	310
Other long-term assets, net	64	19
Total assets	$115,807	$92,114

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,405	$10,976
Short-term debt, net of discount	8,825	8,789
Accrued Medicaid rebates	10,969	9,317
Accrued liabilities	10,925	9,408
Total current liabilities	45,124	38,490

Long-term debt, net of current portion and debt discount and accrued exit fees	19,078	21,769
Operating lease liabilities, net of current portion	1,083	460
Other long-term liabilities	3,937	5,241
Total liabilities	69,222	65,960

Stockholders’ equity
Common stock, $0.001 par value; 50,000,000 shares authorized; 28,289,941 and 27,047,061 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	28	27
Additional paid-in capital	145,919	138,621
Accumulated deficit	(99,362)	(112,494)
Total stockholders’ equity	46,585	26,154

Total liabilities and stockholders’ equity	$115,807	$92,114

Eton Pharmaceuticals, Inc.

Condensed Statements of Cash Flows

(In thousands)

(Unaudited)

	For the six months ended
	June 30, 2026	June 30, 2025
Cash flows from operating activities
Net income (loss)	$13,132	$(4,157)

Adjustments to reconcile net income (loss) to net cash from operating activities:
Stock-based compensation	2,986	3,296
Depreciation and amortization	2,517	2,018
Inventory step-up	1,000	2,349
Excess and obsolete inventory reserve	581	110
Debt discount amortization and non-cash interest expense	278	342
Non-cash lease expense	45	30
Changes in operating assets and liabilitie:
Accounts receivable	(13,129)	(9,092)
Inventories	4,725	(11,019)
Prepaid expenses and other assets	739	672
Accounts payable	3,429	7,970
Accrued Medicaid rebates	1,652	9,359
Accrued liabilities	704	(1,201)
Other non-current assets and liabilities	(3,999)	9,372
Net cash from operating activities	14,660	10,049

Cash flows used in investing activities
Purchase of product licensing rights	(15,000)	—
Purchase of property and equipment	(70)	—
Net cash used in investing activities	(15,070)	—

Cash flows from financing activities
Proceeds from stock option exercises	4,043	394
Proceeds from shares issued under the ESPP	270	—
Repayment of long-term debt	(3,000)	—
Net cash from financing activities	1,313	394

Change in cash and cash equivalents	903	10,443
Cash and cash equivalents at beginning of period	25,942	14,936
Cash and cash equivalents at end of period	$26,845	$25,379

Supplemental disclosures of cash flow information
Cash paid for interest	$1,697	$852
Cash paid for income taxes	$85	$89

Eton Pharmaceuticals, Inc.

Adjusted non-GAAP EBITDA Calculation and US GAAP to Non-GAAP Reconciliation

(in thousands, except per share amounts)

(Unaudited)

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025

GAAP Net income (loss)	$11,578	$(2,585)	$13,132	$(4,157)
Depreciation (1)	22	4	44	16
Intangible amortization expense (2)	1,364	1,001	2,473	2,002
Interest expense (including debt discount amortization and non-cash interest expenses)	1,013	1,198	2,149	2,361
Income tax expense	140	66	160	140
EBITDA	$14,117	$(316)	$17,958	$362
Other non-GAAP adjustments:
Inventory step-up expense (3)	650	1,207	1,000	2,349
Stock-based compensation (4)	1,468	2,096	2,986	3,296
Severance expense (5)	—	—	—	335
Acquisition/divestiture-related costs (6)	—	64	—	384
Total of Other non-GAAP adjustments	2,118	3,367	3,986	6,364
Adjusted EBITDA	$16,235	$3,051	$21,944	$6,726

GAAP Net income (loss)	$11,578	$(2,585)	$13,132	$(4,157)
Non-GAAP adjustments:
Depreciation (1)	22	4	44	16
Intangible amortization expense (2)	1,364	1,001	2,473	2,002
Inventory step-up expense (3)	650	1,207	1,000	2,349
Share-based compensation (4)	1,468	2,096	2,986	3,296
Severance expense (5)	—	—	—	335
Acquisition/divestiture-related costs (6)	—	64	—	384
Total pre-tax non-GAAP adjustments	3,504	4,372	6,503	8,382
Income tax effect of pre-tax non-GAAP adjustments (7)	735	247	806	290
Total non-GAAP adjustments	2,769	4,125	5,697	8,092
Non-GAAP Net income	$14,347	$1,540	$18,829	$3,935

Weighted average number of common shares outstanding, basic	27,642	26,893	27,444	26,889
Weighted average number of common shares outstanding, diluted	32,787	31,141	32,298	31,066

GAAP income (loss) per share - Basic	$0.42	$(0.10)	$0.48	$(0.15)
Non-GAAP adjustments	0.10	0.15	0.21	0.30
Non-GAAP earnings per share - Basic	$0.52	$0.05	$0.69	$0.15

GAAP income (loss) per share - Diluted	$0.35	$(0.10)	$0.41	$(0.15)
Non-GAAP adjustments	0.08	0.13	0.18	0.26
Non-GAAP earnings per share - Diluted	$0.43	$0.03	$0.59	$0.11

(1)	Represents depreciation expense related to our property and equipment.
(2)

Intangible amortization expenses are associated with the Company's intellectual property rights related to INCRELEX®, HEMANGEOL®, GALZIN®, PKU GOLIKE®, IMPAVIDO®, Carglumic Acid, Betaine Anhydrous and Nitisinone.

(3)

During the three and six months ended June 30, 2026 and 2025, the Company recognized in cost of sales $650 and $1,000, respectively, compared to $1,207 and $2,349 during the three and six months ended June 30, 2025, respectively, for inventory step-up expense primarily attributable to the HEMANGEOL® inventory revalued in connection with the product acquisition in 2026 period, and the INCRELEX® inventory revalued in connection with this product acquisition in the 2025 periods.

(4)

Represents share-based compensation expense associated with the Company's stock option and restricted stock unit grants to employees and non-employee directors and the Company's employee share purchase plan.

(5)	Represents severance and benefit expenses associated with role redundancy within commercial operations during the first quarter of 2025.
(6)	Represents legal expense and other divestiture-related costs associated with the out-licensing of the INCRELEX® commercial rights in territories outside of the U.S.
(7)

Income tax adjustments on pre-tax non-GAAP adjustments represent the estimated income tax impact of each pre-tax non-GAAP adjustment based on the effective income tax rate for the period. The Company is in a full income tax valuation allowance position and the income tax effect on pre-tax non-GAAP adjustments is commensurate with the performance measure.

Eton Pharmaceuticals, Inc.

First Quarter 2026 GAAP to Non-GAAP Net Income (Loss) Reconciliation

(in thousands)

(Unaudited)

Second Quarter 2026	GAAP	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock Based Compensation	Severance Expense	Acquisition/ Divestiture Related Costs	Non-GAAP
Cost of sales	$12,176	(1,364)	(650)	-	-	-	$10,162
Research and development	993	-	-	(50)	-	-	943
General and administrative	11,626	(22)	-	(1,418)	-	-	10,186
Interest and other expense, net	1,076	-	-	-	-	-	1,076

Second Quarter 2025
Cost of sales	$7,004	(1,001)	(1,207)	-	-	-	$4,796
Research and development	3,712	-	-	(39)	-	-	3,673
General and administrative	9,687	(4)	-	(2,057)	-	(64)	7,562
Interest and other expense, net	1,044	-	-	-	-	-	1,044

Second Quarter YTD 2026	GAAP	Depreciation and Intangible Amortization	Inventory Step-Up Expense	Stock Based Compensation	Severance Expense	Acquisition/ Divestiture Related Costs	Non-GAAP
Cost of sales	$21,707	(2,473)	(1,000)	-	-	-	$18,234
Research and development	2,868	-	-	(99)	-	-	2,769
General and administrative	22,072	(44)	-	(2,887)	-	-	19,141
Interest and other expense, net	1,916	-	-	-	-	-	1,916

Second Quarter YTD 2025
Cost of sales	$14,425	(2,002)	(2,349)	-	-	-	$10,074
Research and development	4,873	-	-	(82)	-	-	4,791
General and administrative	18,857	(16)	-	(3,214)	(335)	(384)	14,908
Interest and other expense, net	2,072	-	-	-	-	-	2,072